UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                   -------------------------------------------

                                      8-K/A

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):  August 24, 1998

                       MEDICAL INDUSTRIES OF AMERICA, INC.
             (Exact name of registrant as specified in its Charter)


FLORIDA                          0-20356                     65-0158479
(State of other jurisdiction     (Commission file no.)       (IRS Employer ID
of incorporation)                                            Number)

        1903 S. CONGRESS AVENUE, SUITE 400, BOYNTON BEACH, FLORIDA 33426
                    (Address of principal executive offices)

Registrant's telephone number, including area code:  561-737-2227


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Item 2. Acquisition and Disposition of Assets

      (a) Description of Acquisition

      Due to a typographical error, the date of the original 8-K filing was dated August 6, 1998 but should have been dated August 24, 1998.

      On August 24, 1998, the Registrant entered into a merger agreement with David S. Klein, M.D., P.C. The Registrant will acquire, pursuant to the merger agreement, 100% of the outstanding stock of David S. Klein, M.D., P.C. for $3,300,000. One Million Three Hundred Twenty Thousand Dollars ($1,320,000) is due at closing with the balance of $1,980,000 payable in annual installments over a three-year period. The purchase price will be paid to the former shareholder of David S. Klein, M.D., P.C. in the Registrant's restricted common stock at a value of $1.50 per share. The installment portion of the purchase price is conditioned upon David S. Klein, M.D., P.C. earning at least $1,100,000 in pre-tax profits in each of the first three years following the closing. If the earnings threshold is not reached, then the installment payments will be substantially reduced. The former shareholder has the right to receive up to 45% of each installment payment in cash.

      In addition to the purchase price, the former shareholder has the right to earn stock options in the Registrant at a rate of 100,000 options per each $1,000,000 of the consolidated earnings of the Registrant's interventional pain and sleep business. The options may be exercised at a strike price of $1.50 per share.

      The Registrant also entered into a 3 year employment agreement with David
S. Klein, M.D. at an annual salary of $200,000 plus a profit participation.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

            (a) Financial statements of the businesses acquired, prepared pursuant to Rule 3.05 of Regulation S-X will be filed within 60 days in accordance with Item 7(a) 4.

            (b) Pro Forma financial information required pursuant to Article II of Regulation S-X will be filed within 60 days in accordance with Item 7(a) 4.

            (c)   Exhibits

                  Exhibit Number               Description
                  --------------               -----------
                       2 Agreement and Plan of Merger between Medical Industries of America, Inc., MIOA Acquisition Company V, Inc., David
                                    S. Klein, M.D.,P.C. and David S.
                                    Klein, M.D.*

                       2.1 Employment Agreement between David S. Klein, M.D., P.C. and David S. Klein, M.D.*

*Previously filed as an exhibit to the Company's Form 8-K dated August 6, 1998.

Date:    10/06/98                   MEDICAL INDUSTRIES OF AMERICA, INC.

                                    By: /s/ ARTHUR KOBRIN
                                    Arthur Kobrin
                                    Senior Vice President
                                    of Financial Operations